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                                                                      EXHIBIT 11


                            ReliaStar Financial Corp.
                        Computation of Per Share Earnings
                     (in millions, except per share amounts)
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
                                                                             Three Months              Six Months
                                                                             Ended June 30            Ended June 30
                                                                          --------------------    -----------------------
                                                                            1998        1997        1998           1997
                                                                          --------    --------    --------       --------
NUMERATOR - BASIC AND DILUTED

Income from Continuing Operations                                         $  72.9      $  50.7     $ 137.4       $ 101.8
Income (Loss) from Discontinued Operations                                   (3.5)         1.2        (3.4)          1.4
                                                                          -------      -------     -------       -------
Net Income                                                                $  69.4      $  51.9     $ 134.0       $ 103.2
                                                                          =======      =======     =======       =======

DENOMINATOR

Weighted Average Common Shares Outstanding During the Period (Basic)         91.2         80.4        91.1          80.3
Dilutive Effect of Stock Options                                              1.6          1.2         1.6           1.2
Other                                                                          .1           .1          .1            .1
                                                                          -------      -------     -------       -------
   Weighted Average Common Shares During the Period (Diluted)                92.9         81.7        92.8          81.6
                                                                          =======      =======     =======       =======


PER COMMON SHARE
Basic
Income from Continuing Operations                                         $   .80      $   .63     $  1.51       $  1.26
Income (Loss) from Discontinued Operations                                   (.04)         .02        (.04)          .02
                                                                          -------      -------     -------       -------
Net Income                                                                $   .76      $   .65     $  1.47       $  1.28
                                                                          =======      =======     =======       =======

Diluted
Income from Continuing Operations                                         $   .79      $   .62     $  1.48       $  1.24
Income (Loss) from Discontinued Operations                                   (.04)         .02        (.04)          .02
                                                                          -------      -------     -------       -------
Net Income                                                                $   .75      $   .64     $  1.44       $  1.26
                                                                          =======      =======     =======       =======
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